Exhibit 99.1
NEWS RELEASE FIRST BANK

FOR IMMEDIATE RELEASE

Contact:  Harry S. Smith

April 21, 2003

(540) 465-9121

First National Corporation Announces Stock Split

STRASBURG, VA – First National Corporation (OTCBB:FXNC) announced today that the Company’s Board of Directors has declared a two-for-one stock split with respect to shares of its common stock payable on April 30, 2003 to shareholders of record as of that date.

“This two-for-one stock split is another step that management is taking to increase shareholder value,” stated Harry S. Smith, President and C.E.O. of First National.  As a result of the stock split, each of the Company’s shareholders will own twice as many shares.  After the stock split, there will be 1,462,062 shares of common stock outstanding.

First National Corporation, headquartered in Strasburg, Virginia, is the holding company for First Bank and has assets of approximately $300 million.  First Bank, a local community bank which began operations in 1907 as The Peoples National Bank of Strasburg, has nine offices in Winchester, Strasburg, Woodstock, and Front Royal, Virginia.

First National Corporation cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.